EXHIBIT 99.1

Press Contact:	Nicole Anderson Ciena Corporation (410) 694–5786 pr@ciena.com

Investor Contact:	Marie Downing Ciena Corporation (888) 243-6223 ir@ciena.com
FOR IMMEDIATE RELEASE
Ciena expects $5.0 to $6.0 million Q3 GAAP loss related to commercial paper investments
GAAP loss will not affect Ciena’s income from operations
LINTHICUM, Md. – July 18, 2008 – Ciena® Corporation (NASDAQ: CIEN) today announced that it expects to recognize a GAAP loss totaling between $5.0 million and $6.0 million in the third quarter of fiscal 2008, relating to commercial paper investments in Rhinebridge LLC and SIV Portfolio plc (formerly known as Cheyne Finance plc). Ciena had previously recognized a loss of $13.0 million related to its investment in these two structured investment vehicles (SIVs), each of which entered into receivership and failed to make payment at maturity during the fourth quarter of Ciena’s fiscal 2007.
At April 30, 2008, Ciena’s commercial paper issued by these SIVs had a carrying value of $25.6 million. The estimated GAAP loss for the third quarter is based upon valuation information provided by Ciena’s investment manager on July 16, 2008 in connection with the restructuring of these SIVs. This estimated GAAP loss will not affect Ciena’s income from operations for the third quarter of fiscal 2008. As stated previously, Ciena believes that its SIV-related exposure is limited to these two investments.
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About Ciena
Ciena specializes in network transition. We provide the flexible platforms, intelligent software and professional services to build converged networks for enhanced services and applications. With a growing global presence, Ciena leverages its heritage of practical innovation to deliver maximum performance and economic value in communications networks worldwide. For more information, visit www.ciena.com.
Note to Ciena Investors
This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof; and Ciena’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Report on Form 10-Q filed with the Securities and Exchange Commission on June 6, 2008. Forward-looking statements include statements regarding Ciena’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. Forward-looking statements in this release include the statements that Ciena “expects to recognize a GAAP loss totaling between $5.0 million and $6.0 million in the third quarter of fiscal 2008,” “this estimated GAAP loss will not affect Ciena’s income from operations for the third quarter of fiscal 2008” and “Ciena believes that its SIV-related exposure is limited to these two investments.” Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.